Exhibit 4.11

BUSINESS COOPERATION AGREEMENT

This Business Cooperation Agreement (the “Agreement”) is entered into in Shanghai as of ,

May 13 ,2015 by and among the following parties:

(1)	Shanghai Zhongming Supply Chain Management Co., Ltd. (the “ Zhongming”), a wholly foreign-owned enterprise registered in Shanghai, the People’s Republic of China (“China” or “PRC”), under the laws of China;

(2)	Shanghai Zhongmin Supply Chain Management Co., Ltd. (the “Zhongmin”), a domestic company registered in Shanghai, China, under the laws of China; and

(3)	Each of the persons listed under Schedule 1 (“Shareholder”)

(Each of the Zhongming, Zhongmin and the Shareholder ,a “Party”, and collectively the “Parties”).

RECITALS

(1)	WHEREAS, the Zhongming has entered into a Master Exclusive Service Agreement (the “Service Agreement”) dated May 13 , 2015 with Zhongmin, pursuant to which the Zhongming is entitled to receive service fees from Zhongmin; and

(2)	WHEREAS, the Shareholders hold 100% equity interests in Zhongmin.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1.	Negative Covenants

To ensure that Zhongmin perform its obligations under the Service Agreement and/or other agreements executed with the Zhongming, the Shareholders and Zhongmin jointly and severally, agree and covenant that, without obtaining the Zhongming’s written consent, Zhongmin shall not, and the Shareholders shall cause Zhongmin not to, engage in any transaction which may materially affect its asset, obligation, right or operation, including but not limited to:

(a)	any activities not within its normal business scope, or operating its business in a way that is inconsistent with its past practice;

(b)	merger, reorganization, establishing an associated entity with any third party, acquired, controlled by any third party, or restructuring of its principal business or assets, or acquisition or investment in any other form;

(c)	offering any loan to any third party, incurring any debt from any third party, or assuming any debt other than in the ordinary course of business;

(d)	engaging, changing or dismissing any director or any senior management officer;

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(e)	selling to or acquiring from any third party, mortgaging, licensing or disposing of in other ways tangible or intangible assets, other than in the ordinary course of business;

(f)	incurring, inheriting, assuming any debt that are not incurred during the ordinary course of business, using its assets to provide security or other forms of guarantees to any third party, or setting up any other encumbrances over its assets;

(g)	making any supplement, amendment or alternation to its articles of association and bylaws, increasing or decreasing of its registered capital or changing the structure of its registered capital in other manners;

(h)	making distribution of dividend, rights and interests in equity interests or shareholding interest in whatever ways, provided that upon the Zhongming’s written request, Zhongmin shall immediately distribute part or all distributable profits to its shareholder(s) who shall in turn immediately and unconditionally pay or transfer to the Zhongming any such distribution;

(i)	executing any material contract, except the contracts executed in the ordinary course of business (for purpose of this subsection, the Zhongming may define a material contract at its sole discretion);

(j)	Selling, transferring, mortgaging or disposing of in any manner any legal or beneficial interest in its business or revenues, or allowing the encumbrance thereon of any security interest;

(k)	dissolution, conducting liquidation and distributing the residual assets; or

(l)	Causing any of its branches or subsidiaries to engage in any of the foregoing or enter into any contract, agreement or other legal documents which may lead to or result in any of the foregoing.

2.	Business Operation and Personnel Arrangement

2.1	Zhongmin and the Shareholders agree and covenant to the Zhongming that Zhongmin shall, and the Shareholders shall cause Zhongmin to, i) accept suggestions raised by the Zhongming over the employee engagement and replacement, daily operation, dividend distribution and financial management systems of Zhongmin, and Zhongmin shall strictly abide by and perform accordingly; ii) maintain Zhongmin’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs; iii) operate all of Zhongmin’s businesses during the ordinary course of business to maintain the asset value of Zhongmin and refrain from any action/omission that may adversely affect Zhongmin’s operating status and asset value; iv) provide the Zhongming with information on Zhongmin’s business operations and financial condition at Zhongming’s request; v) if requested by the Zhongming, procure and maintain insurance in respect of Zhongmin’s assets and business from an insurance carrier acceptable to the Zhongming, at an amount and type of coverage typical for companies that operate similar businesses; vi) immediately notify the Zhongming of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Zhongmin’s assets, business or revenue; and vii) execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims so as to maintain the ownership by Zhongmin of all of its assets; viii) give the Zhongming the custody of Zhongmin’s important licenses and seals, including but not limited to business license, contract chop, finance chop and legal person chop; (ix) hold permits, licenses, authorizations, approvals that are necessary for the operation of its business and shall ensure the continuing effectiveness of such permits, licenses, authorizations and approvals during the term of this agreement; (x) timely notify the Zhongming of any situation that may have a material negative impact on its business or operation, and do its best to avoid the occurrence of such situation, and take appropriate measures to prevent further losses; and (xii) provide the Zhongming any technology or other information that the Zhongming think is important for the performance of the service under this Agreement, and shall permit the Zhongming to use such technology and information.

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2.2	The Shareholders further undertake that, during the term of this Agreement, (i) unless otherwise agreed by the Zhongming in written form, the Shareholders will not directly or indirectly (by the Shareholders or by entrusting any other natural person or legal entity) to engage in, own or acquire (as shareholder, partner, agent, employee or under any other circumstances) any business that competes or might compete with the business of Zhongmin or its affiliated companies or to have any interest in such business; (ii) none of the Shareholders’ actions or omissions will give rise to conflict of interest between the Shareholders and the Zhongming (including but not limited to the shareholders of the Zhongming); and (iii) in the event of any such conflict described in paragraph (ii), which shall be decided at the sole discretion of the Zhongming, the Shareholders will take any action as instructed by the Zhongming to eliminate such conflict provided such action is compliant with PRC laws.

2.3	The Shareholders shall only appoint persons designated by the Zhongming to be the directors of Zhongmin in accordance with the procedures required by laws, regulations and relevant articles of association. Zhongmin shall cause the persons designated by the Zhongming to be the general manager, chief financial officer and other senior management members of Zhongmin.

2.4	If any of the above directors or senior management members designated by the Zhongming resigns from the relevant position or is dismissed at the request of the Zhongming, the Shareholders or Zhongmin, as the case may be, shall dismiss such person from Zhongmin upon the Zhongming’s request, and shall appoint any other person designated by the Zhongming to hold such position.

2.5	Zhongmin together with its Shareholders hereby jointly and severally covenant to and agree with the Zhongming that Zhongmin shall seek appropriate approval from the Zhongming prior to entering into any material contract in accordance with relevant internal approval policy of Zhongmin.

2.6	As part of the cooperation between the Parties, Zhongmin agrees to fund the Zhongming or its subsidiaries in form of entrusted loan or interest-free loan, the details of which shall be set forth in written agreement.

3.	Other Arrangements

Given (i) that the business relationship between the Zhongming (together with its affiliates) and Zhongmin has been established through the Service Agreement and (ii) that the daily business activities of Zhongmin will have a material impact on Zhongmin’s ability to pay the payables to the Zhongming or its affiliates, the Shareholders agree that, unless required by the Zhongming:

(a)	They shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Zhongmin to, distribute any profits, funds, assets or property to the Shareholders of Zhongmin; and

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(b)	They shall not put forward, or vote in favor of, any shareholder resolution to, or otherwise request Zhongmin to, issue any dividends or other distributions with respect to the equity interests of Zhongmin held by the Shareholders; provided, however, if any dividends or other distributions are distributed to the Shareholders by Zhongmin, the Shareholders shall immediately and unconditionally pay or transfer to the Zhongming any and all dividends or other distributions in whatsoever form obtained from Zhongmin as shareholders of Zhongmin at the time such distributions arise, and the Shareholders shall bear any and all taxes and fees with respect to such transfer of dividends and distributions to the Zhongming (including the taxes and fees imposed on the Zhongming) in the event such dividends or distributions are paid to the Shareholders without the Zhongming’s prior written consent.

4.	Assignments

The Shareholders and Zhongmin shall not assign their respective rights and obligations under this Agreement to any third party without the prior written consent of the Zhongming. The Shareholders and Zhongmin hereby jointly agree that the Zhongming may assign its rights and obligations under this Agreement as the Zhongming may decide at its sole discretion and such transfer shall only be subject to a written notice sent to Zhongmin and the Shareholders.

Rights and obligations under this Agreement shall be legally binding upon any assignees, successors, spouse, guardians and creditors of the Parties hereof or any other person that may be entitled to assume rights and interests in the equity interests of Zhongmin, no matter such assignment of obligations and rights is caused by takeover, restructuring, succession, assignment, death, incapacity, bankruptcy, divorce or any other reason.

5.	Entire Agreement and Amendment to Agreement

5.1	This Agreement and all agreements and/or documents mentioned or included explicitly by this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and shall supersede any and all prior oral agreements, contracts, understandings and communications made by the Parties with respect to the subject matter of this Agreement.

5.2	Any modification of this Agreement shall be made in a written form and shall only become effective upon execution by all Parties of this Agreement. Modifications and supplements to this Agreement duly executed by the Parties shall be parts of this Agreement and shall have the same legal effect as this Agreement.

5.3	In the event that The Stock Exchange of Hong Kong Limited or other supervision and administration institution provides any comments to this Agreement, or upon any changes to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or relevant requirements where they relate to this Agreement, the Parties shall amend this Agreement accordingly.

6.	Governing Law

This Agreement shall be construed in accordance with and governed by the laws of China.

7.	Dispute Resolution

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties, such dispute shall be submitted to the Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for such arbitration and the place of arbitration shall be in Shanghai. The arbitral tribunal or the arbitrators shall have the authority to award any remedy or relief in accordance with the terms of this Agreement and applicable PRC laws, including provisional and permanent injunctive relief (such as injunctive relief with respect to the conduct of business or to compel the transfer of assets), specific performance of any obligation created hereunder, remedies over the equity interests or land assets of Zhongmin and winding up orders against Zhongmin. The arbitral award shall be final and binding upon all Parties.

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To the extent permitted under applicable PRC laws, each of the Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction in support of the arbitration when formation of the arbitral tribunal is pending or under appropriate circumstances. For this purpose, the Parties agree that, to the extent not against applicable laws, the courts of Hong Kong, the courts of the Cayman Islands, the courts of PRC and the courts of the places where the principal assets of Zhongmin are located, shall all be deemed to have jurisdiction.

8.	Indemnities and Remedies

8.1	Either Party shall forthwith on demand indemnify the other Party against any claim, loss, liability or damage (“Loss”) which such Party shall incur as a consequence of any breach by the other Party of this Agreement provided that neither Party shall be liable to indemnify the other Party for any Loss to the extent that such Loss arises from the willful misconduct, breach of applicable law, regulation or contractual obligation or from the material negligence of the other Party or its directors, officers, employees, or agents.

8.2	The Parties agree that this section shall remain survive the termination or expiration of this Agreement.

9.	Effective Date and Term

9.1	This Agreement shall be signed and take effect as of the date first set forth above.

9.2	This Agreement shall remain effective as long as Zhongmin exists unless terminated as provided in Section 10.

10.	Termination

10.1	Neither of the Shareholders and Zhongmin shall have the right to terminate this Agreement. This Agreement shall be terminated i) by the Zhongming at any time with thirty (30) days advance written notice to Zhongmin and the Shareholders; or ii) upon the transfer of all the equity interests held by the Shareholders to the Zhongming and/or a third party designated by the Zhongming pursuant to the Exclusive Option Agreement.

11.	Notices

11.1	Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when a notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the tenth (10th) day after the date when the postage prepaid registered airmail is posted (as evidenced by the postmark), or on the fourth (4th) day after the date when the notice is delivered to an internationally-recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon receipt as evidenced by the time shown in the transmission confirmation for the relevant documents.

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12.	Severability

If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

13.	Counterparts

This Agreement shall be executed in eight originals by all Parties, with each of the Zhongming, the Shareholders, and Zhongmin holding one original. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

14.	Languages

Both English and Chinese language versions of this Agreement shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

Shanghai Zhongming Supply Chain Management Co.,Ltd.

Authorized Representative:

Signature:	/s/Shanghai Zhongming Supply Chain Management Co.,Ltd.
Seal: (Seal)

Shanghai Zhongmin Supply Chain Management Co., Ltd.
Authorized Representative:

Signature:	/s/Shanghai Zhongmin Supply Chain Management Co., Ltd.
Seal: (Seal)

Shanghai Zhongmin Investment and Development Co., Ltd.
Authorized Representative:

Signature:	/s/Shanghai Zhongmin Investment and Development Co., Ltd.
Seal: (Seal)

Schedule 1

Shareholders

No.	Name	ID / No.
1.	Shanghai Zhongmin Investment and Development Co.,Ltd.